ROPES & GRAY

ROPES & GRAY LLP
PRUDENTIAL TOWER
800 BOYLSTON STREET
BOSTON, MA 02199-3600
WWW.ROPESGRAY.COM

February 6, 2026

Voya Large Cap Value Portfolio
Voya Investors Trust
7337 East Doubletree Ranch Road, Suite 100
Scottsdale, AZ 85258-2034

Voya Large Cap Value Fund
Voya Equity Trust
7337 East Doubletree Ranch Road, Suite 100
Scottsdale, AZ 85258-2034

Ladies and Gentlemen:

We have acted as counsel in connection with the Agreement and Plan of Reorganization (the "Agreement") dated May 15, 2025, between Voya Equity Trust, a Massachusetts business trust ("VET"), on behalf of one of its series, Voya Large Cap Value Fund (the "Acquiring Fund"), and Voya Investors Trust, a Massachusetts business trust ("VIT"), on behalf of one of its series, Voya Large Cap Value Portfolio (the "Target Fund," and together with Acquiring Fund, the "Funds"). The Agreement describes a proposed transaction (the "Reorganization") to occur as of the date of this letter, pursuant to which Acquiring Fund will acquire all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the "Acquiring Fund Shares") and the assumption by Acquiring Fund of all of the liabilities of Target Fund following which the Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in complete liquidation of Target Fund. This opinion as to certain U.S. federal income tax consequences of the Reorganization is furnished to you pursuant to Section 8.6 of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

Target Fund is a series of VIT, which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of Target Fund are redeemable at net asset value at each shareholder's option. Target Fund has elected to be a regulated investment company for U.S. federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

Acquiring Fund is a series of VET, which is registered under the 1940 Act as an open-end management investment company. Shares of Acquiring Fund are redeemable at net asset value at each shareholder's option. Acquiring Fund has elected to be a regulated investment company for U.S. federal income tax purposes under Section 851 of the Code.

ROPES & GRAY LLP

Voya Large Cap Value Portfolio
Voya Large Cap Valuc Fund

February 6, 2026

Target Fund serves as a funding vehicle for variable annuity contracts and variable life insurance contracts (each, a "Contract") offered by certain insurance companies. An insurance company establishes separate accounts that in turn purchase shares of Target Fund to fund the insurance company's obligations under Contracts that the insurance company has written. References herein to "shareholders" of Target Fund are to the separate accounts (and other permitted shareholders) that own shares in Target Fund.

For purposes of this opinion, we have considered the Agreement, the Memorandum to the Board of Directors/Trustees dated May 1, 2025, and such other items as we have deemed necessary to render this opinion. In addition, each of Target Fund and Acquiring Fund has provided us with a letter dated as of the date hereof (collectively, the "Representation Letters") representing as to certain facts, occurrences and information upon which each of Target Fund and Acquiring Fund has indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

In reviewing the foregoing materials, we have assumed, with your permission, the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of documents. We have further assumed that (i) all parties to the Agreement and any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement and documents, and that the Reorganization will be consummated pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions; (ii) all representations contained in the Agreement, as well as those representations contained in the Representation Letters, are true and complete; and (iii) any representation made in any of the documents referred to herein "to the best of the knowledge" of any person or party is true without regard to such qualification.

Based on and subject to the foregoing and subject to the final paragraph hereof, we are of the opinion that, for U.S. federal income tax purposes:

(i) The Reorganization will constitute a "reorganization" within the meaning of Section 368(a)(1) of the Code, and Acquiring Fund and Target Fund each will be "a party to a reorganization" within the meaning of Section 368(b) of the Code;

ROPES & GRAY LLP

Voya Large Cap Value Portfolio
Voya Large Cap Value Fund

February 6, 2026

(ii) Under Sections 361 and 357(a) of the Code, Target Fund will not recognize gain or loss upon the transfer of Target Fund's assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of all the liabilities of Target Fund, or upon the distribution of Acquiring Fund Shares by Target Fund to its shareholders in liquidation thereof, except for (A) any gain or loss recognized on (1) "section 1256 contracts" as defined in Section 1256(b) of the Code or (2) stock in a "passive foreign investment company" as defined in Section 1297(a) of the Code, and (B) any other gain or loss that may be required to be recognized (1) as a result of the closing of the tax year of Target Fund, (2) upon the termination of a position, or (3) upon the transfer of an asset regardless of whether such a transfer would otherwise be a nontaxable transaction under the Code;

(iii) Under Section 354 of the Code, the shareholders of the Target Fund will not recognize any gain or loss upon the exchange of their Target Fund shares for Acquiring Fund Shares in the Reorganization;

(iv) Under Section 358 of the Code, the aggregate tax basis of Acquiring Fund Shares a Target Fund shareholder receives in the Reorganization will be the same as the aggregate tax basis of the Target Fund shares exchanged therefor;

(v) Under Section 1223(1) of the Code, a Target Fund shareholder's holding period for the Acquiring Fund Shares received in the Reorganization will be determined by including the period during which such shareholder held or is treated for U.S. federal income tax purposes as having held the Target Fund shares exchanged therefor, provided that the shareholder held such Target Fund shares as capital assets on the date of the exchange;

(vi) Under Section 1032 of the Code, Acquiring Fund will not recognize gain or loss upon the receipt of the assets of Target Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

(vii) Under Section 362(b) of the Code, Acquiring Fund's tax basis in the assets of Target Fund transferred to Acquiring Fund in the Reorganization will be the same as Target Fund's tax basis immediately prior to the transfer, adjusted for any gain or loss required to be recognized as described in (ii) above;

(viii) Under Section 1223(2) of the Code, the holding period in the hands of Acquiring Fund of each Target Fund asset transferred to Acquiring Fund in the Reorganization, other than certain assets with respect to which gain or loss is required to be recognized as described in (ii) above, will include the period during which such asset was held or treated for U.S. federal income tax purposes as held by Target Fund; and

ROPES & GRAY LLP

Voya Large Cap Value Portfolio
Voya Large Cap Value Fund

February 6, 2026

(ix) Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the U.S. Treasury Regulations thereunder.

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ROPES & GRAY LLP
Voya Large Cap Value Portfolio	February 6, 2026
Voya Large Cap Value Fund

No ruling has been or will be obtained from the U.S. Internal Revenue Service (the "IRS") as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above. Our opinion is based on the Code, U.S. Treasury Regulations, IRS rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above. We undertake no obligation to update or supplement this opinion to reflect any such changes that may occur.

Very truly yours,

 /s/ Ropes & Gray LLP

Ropes & Gray LLP